Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DISCUS ACQUISITION CORPORATION
     Discus Acquisition Corporation, which was originally incorporated in the State of Delaware on April 7, 2010, hereby certifies that this amended and restated certificate of incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This amended and restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of the corporation as hereby amended. The text of the certificate of incorporation of the corporation as heretofore amended is hereby restated to read in its entirety as follows:
ARTICLE 1
     The name of the corporation is: Discus Acquisition Corporation
ARTICLE 2
     The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE 3
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
ARTICLE 4
     The total number of shares of stock which the corporation shall have authority to issue is 1,000, all of which shall be common stock, and the par value of each such share shall be $0.01.
ARTICLE 5
     The following provisions are inserted for the management of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:
     (a) The business and affairs of the corporation shall be managed by or under the direction of the board of directors.
     (b) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the corporation.

     (c) The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.
     (d) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL or any other statute of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by such statutes of the State of Delaware, as so amended. Any repeal of or an amendment to this Article 5 shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment.
     (e) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the GCL, this amended and restated certificate of incorporation and any bylaws of the corporation adopted by the stockholders; provided, however, that no bylaws of the corporation hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.
ARTICLE 6
     Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.
ARTICLE 7
     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the corporation to procure judgment in its favor, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, in accordance with and to the full extent permitted by statute. Expenses (including attorneys’ fees) incurred in defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article 7. The indemnification provided by this Article 7 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under this amended and restated certificate of incorporation, the bylaws of the corporation or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE 8
     Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.
ARTICLE 9
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this amended and restated certificate of incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.
[Signature page follows]

          IN WITNESS WHEREOF, the corporation has caused this amended and restated certificate of incorporation to be executed in its corporate name this 2nd day of July, 2010.

DISCUS ACQUISITION CORPORATION
By:	/s/ Richard J. Hoffman
	Name:	Richard J. Hoffman
	Title:	President and Treasurer